                                                                    EXHIBIT 11.1

                          MOTORVAC TECHNOLOGIES, INC.
                   CALCULATION OF NET INCOME (LOSS) PER SHARE
                 FOR THE THREE MONTHS AND THE SIX MONTHS ENDED
                        JUNE 30, 1997 AND JUNE 30, 1996

                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                      ---------------------   ---------------------
                                                      JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,
                                                        1997        1996        1997        1996
                                                      ---------   ---------   ---------   ---------
Net Income (Loss)                                       196,239    (317,407)    340,042    (809,404)
                                                      =========   =========   =========   =========
Weighted Average Outstanding Common and Common
  Equivalent shares:
  Common Stock Outstanding, December 31, 1996,
     December 31, 1995                                4,514,918     948,000   4,514,918     948,000
Common stock equivalents:
  Conversion of Series A Preferred Stock                            966,247                 966,247
  Conversion of Series B Preferred Stock                            570,150                 570,150
  Common Shares Issued in Initial Public Offering                 1,100,000               1,100,000
     Weighting of Initial Public Offering                           809,890                 404,945
  Conversion of $4,410,300 of Notes Payable to
     Related party                                                  820,521                 820,521
  Common Stock issued in Overallotment on June 15,
     1996                                                           110,000                 110,000
     Weighting of overallotment option (15 days)                     18,132                   9,066
                                                      ---------   ---------   ---------   ---------
                                                      4,514,918   4,132,940   4,514,918   3,718,929
     Incremental shares, assuming exercise of
       options grants outstanding at June 30, 1996
       and June 30, 1997 (eliminated if dilutive to
       EPS)                                                   0      11,624           0       4,294
Weighted Average Outstanding Common and Common
  Equivalent Shares                                   4,514,918   4,144,564   4,514,918   3,723,223
                                                      =========   =========   =========   =========
Net Income (Loss) per Share                           $    0.04   $   (0.08)  $    0.08   $   (0.22)
                                                      =========   =========   =========   =========